EXHIBIT 99.1

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Announces CEO’s Retirement Plans
and a Search for a CEO Successor

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., February 6, 2006 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced that T.H. Tan, the Company’s Chief Executive Officer, has announced his plans for retirement sometime late in 2006 and the Company has started an executive search for a successor. The search has been initiated as part of the Company’s succession planning and will include both internal and external candidates.

T.H. Tan, 57, has served as the CEO of Komag since 1999. Prior to his appointment as CEO, Mr. Tan served Komag as Senior Vice President of Worldwide Operations. Mr. Tan joined Komag in 1989 from HMT Technology.

Mr. Tan stated, “Over the 23 year course of the Company’s history we have achieved technical breakthroughs, operational excellence and in 2005 set new Company revenue and earnings records. With many accomplishments through 2005, the Company is in a great position and I am considering retiring later in 2006. This is a good time to find a great successor and allow for a planned and seamless transition period.”

“I am proud of the Company that the Komag team has created and I am indebted to the Board, employees, customers, suppliers, colleagues and stockholders who have been part of this exciting journey,” said Mr. Tan.

“The Board is extremely grateful to T.H. Tan for his outstanding leadership, relentless dedication to achievement, his commitment to building shareholder value and his strategic direction. T.H. helped navigate Komag through some of the most difficult times in the industry’s history and was instrumental in building Komag into the outstanding company it is today. I am sure I speak for the 7,000 Komag employees worldwide who appreciate his strong leadership, wisdom and commitment to excellence. We want to also thank T.H. for his flexibility and dedication to effect a smooth and efficient transition,” said Dr. Richard Kashnow, the non-executive chairman of the Board of Directors of Komag.

The Company’s compensation committee of the Board of Directors will serve as the CEO search committee and has engaged an executive search firm to assist in recruiting Mr. Tan’s successor.

About Komag

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.